Exhibit 99.1

RING ENERGY, INC. ANNOUNCES $18 MILLION REGISTERED DIRECT OFFERING PRICED AT-THE-MARKET

MIDLAND, Texas, October 22, 2020 -- Ring Energy, Inc. (NYSE: REI) ("Ring Energy" or the "Company"), today announced it has entered into a definitive agreement with institutional investors for the purchase and sale of $18 Million of (i) 12,000,000 Common Shares, (ii) 9,052,630 Pre-Funded Warrants and (iii) 21,052,630 Common Warrants at an effective combined purchase price of $0.855 per unit in a registered direct offering priced at-the-market. The Common Warrants will have an exercise price of $0.855 per share, are exercisable immediately and have a term of five years. The closing of the offering is expected to occur on or about October 26, 2020, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-237988) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10-Q for the quarter ended June 30, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contacts

K M Financial, Inc.
Bill Parsons, 702-489-4447